For Immediate Release

Date: April 26, 2006

Contacts: J. Williar Dunlaevy	Michael A. Christopher

Chairman & Chief Executive Officer	President & Chief Operating Officer

Phone: 413-445-3500	413-445-3409

Email: bill.dunlaevy@legacybanks.com	mike.christopher@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended March 31, 2006
PITTSFIELD, MASSACHUSETTS (April 26, 2006): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the bank holding company for Legacy Banks (the “Bank”), today reported net income of $1.1 million, or $0.11 per diluted share for the quarter ended March 31, 2006, the first full quarter as a public company, which represents an increase of 15.1% from $939,000 net income in the first quarter of 2005. The Company also announced that it has taken its first step toward expansion into New York State with the establishment of a loan production office just outside of Albany.
Legacy completed its mutual-to-stock conversion and related stock offering on October 26, 2005, with the issuance of 10,308,600 shares (including 763,600 shares issued to the Legacy Banks Foundation). Net proceeds received in connection with the offering aggregated $92.7 million. The Company’s Employee Stock Ownership Plan (“ESOP”) completed its open market purchases in the fourth quarter of 2005, bringing the total shares purchased to 824,688, or 8% of the 10,308,600 shares outstanding on that date. The total shares outstanding resulted in a book value per share and tangible book value per share of $14.24 and $13.94, respectively, at March 31, 2006.
J. Williar Dunlaevy, Chief Executive Officer, noted, “We are pleased with the financial results for the first quarter, particularly the improvement in earnings and net interest margin, especially given that this was also our first full quarter as a public company, and there were related professional and consulting expenses, which we did not have a year ago. We continue to maintain strong asset quality despite rising interest rates and very competitive lending markets. We were especially pleased that the Directors declared the Company’s first ever cash dividend during the first quarter of 2006.

“We are also moving forward with our strategic initiatives, including expansion into the New York Capital District. We have received regulatory approval to locate a loan production office there, which should be up and running early in the third quarter, if not sooner.”
The Company’s balance sheet increased by $15.2 million, or 2.0%, from $778.3 million at December 31, 2005 to $793.5 million at March 31, 2006. Within the overall asset growth, the gross loan portfolio increased by $10.1 million, or 1.8% in the first quarter of 2006. In particular, residential mortgage balances increased by $6.8 million, or 2.2% to $314.8 million, and the commercial real estate and other commercial loans increased $1.3 million, or 0.7% to $182.6 million. The Company’s growth plans in the commercial loan portfolio should be enhanced by the opening of a loan production office in the Albany, NY market, as discussed above. The investment portfolio has decreased by $3.6 million, or 2.0% as these funds, which had increased substantially in the fourth quarter of 2005 due to the short-term investment of a portion of the monies received in the stock offering, were used to partially fund loan growth. Cash and cash equivalents increased $8.4 million, or 43.5% due to the receipt of significant direct deposits and certain money market funds at the close of the quarter.
In the three months ended March 31, 2006, the Company’s deposits increased by $11.8 million, or 2.5%, to $486.2 million. Driving the success was the growth in certificates of deposit, and certain money market accounts. The Bank had great success during the quarter in attracting certificates of deposit due to it aggressive promotion of CD specials. The Bank, therefore, did not have to significantly rely on additional borrowings from the Federal Home Loan Bank of Boston (FHLBB), which increased by $2.1 million or 1.4%. The overall increase in stockholders’ equity was driven primarily by the contribution of $1.1 million from net income, offset somewhat by the payment of the Company’s first-ever dividend of $309,000, and an increase in the unrealized securities loss of $369,000.
Asset quality remains strong at the close of the first quarter, with non-performing assets as a percentage of total assets at 0.06% as of March 31, 2006. The provision for loan losses decreased by $82,000, or 33.3% in the first quarter of 2006 as compared to the same period of 2005. This decrease was a reflection of both the difference in the amount of and mix of loan growth for the respective quarters. The allowance for loan losses stood at 0.79% of total loans at quarter end.
The Company’s net interest margin (“NIM”) was 3.32% for the three months ended March 31, 2006, an increase of 14 basis points compared to the first quarter of 2005. The NIM has benefited from the increase in higher-yielding commercial and home-equity loans. This widening of the NIM coupled with balance sheet growth resulted in a $950,000 increase in net interest income, which rose to $6.1 million in the three months ended March 31, 2006 from $5.2 million in the comparable period in 2005.
Non-interest income for the quarter totaled $1.0 million, an increase of $35,000 compared to the first quarter of 2005. Slight increases in portfolio management fees and gains on the sale of mortgages were offset in part by small decreases in annuity and customer service fees. Operating expenses increased by $859,000, or 19.6% for the first quarter of 2006 as compared to the same period in the prior year. This increase was driven primarily by higher salaries and benefits and occupancy expenses, as well as the costs associated with being a public company, including audit, legal and consulting fees and fees related to complying with the provisions of the Sarbanes-Oxley Act of 2002. The Company’s core efficiency ratio for the quarter (GAAP efficiency ratio net of effect of non-core adjustments) increased to 73.9% from 71.8% in the year earlier period primarily due to the increase in operating expenses as outlined above.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Stephen M. Conley, Chief Financial Officer, will host a conference call at 3:00 p.m. (EST) on Thursday, April 27, 2006. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning April 27, 2006 at 6:00 p.m. (EST) through May 4, 2006 at 11:59 p.m. (EST) by dialing 877-660-6853 and using Account #286 and Conference ID# 199137 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Cash and due from banks	$11,359	$12,331
Short-term investments	16,235	6,901

Cash and cash equivalents	27,594	19,232

Securities and other investments	176,270	179,855
Loans held for sale	436	126
Loans, net of allowance for loan losses of $4,463 in 2006 and $4,220 in 2005	557,419	547,500
Premises and equipment, net	14,084	14,236
Accrued interest receivable	3,387	3,235
Goodwill, net	3,085	3,085
Net deferred tax asset	5,478	5,258
Bank-owned life insurance	4,181	4,153
Other assets	1,585	1,650

Total Assets	$793,519	$778,330

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$486,180	$474,381
Securities sold under agreements to repurchase	5,569	4,999
Federal Home Loan Bank advances	147,978	145,923
Mortgagors’ escrow accounts	1,224	931
Accrued expenses and other liabilities	5,802	5,930

Total liabilities	646,753	632,164

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issues or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized, 10,308,600 issued and outstanding at March 31, 2006 and December 31, 2005	103	103
Additional paid-in-capital	100,216	100,202
Unearned Compensation — ESOP	(10,069)	(10,252)
Retained earnings	57,974	57,202
Accumulated other comprehensive loss	(1,458)	(1,089)

Total stockholders equity	146,766	146,166

Total Liabilities and Stockholders’ Equity	$793,519	$778,330

LEGACY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Interest and dividend income:
Loans	$8,513	$7,278
Securities:
Taxable	1,763	1,158
Tax-Exempt	55	30
Short-term investments	80	43

Total interest and dividend income	10,411	8,509

Interest expense:
Deposits	2,701	1,690
Federal Home Loan Bank advances	1,575	1,652
Other borrowed funds	36	18

Total interest expense	4,312	3,360

Net interest income	6,099	5,149

Provision for loan losses	164	246

Net interest income, after provision for loan losses	5,935	4,903

Non-interest income:
Customer service fees	654	662
Portfolio management fees	238	213
Income from bank owned life insurance	27	21
Insurance, annuities and mutual fund fees	30	43
Gain on sales of securities, net	40	42
Gain on sales of loans, net	39	20
Miscellaneous	10	2

Total non-interest income	1,038	1,003

Non-interest expenses:
Salaries and employee benefits	2,835	2,507
Occupancy and equipment	667	554
Data processing	481	438
Professional fees	369	128
Advertising	151	152
Other general and administrative	741	606

Total non-interest expenses	5,244	4,385

Income before income taxes	1,729	1,521

Provision for income taxes	648	582

Net income	$1,081	$939

Earnings per share
Basic	$0.11	n/a
Diluted	$0.11	n/a

Weighted average shares outstanding
Basic	9,539,044	n/a
Diluted	9,539,044	n/a

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA (UNAUDITED)
(Dollars in thousands except share and per share data)

	Three months ended March 31,
	2006	2005
Financial Highlights:

Net interest income	$6,099	$5,149

Net income	1,081	939

Shareholders’ equity — end of period	146,766	59,403

Per Share Date:

Earnings — basic	0.11	n/a

Earnings — diluted	0.11	n/a

Dividends declared	0.03	n/a

Book value per share — end of period	14.24	n/a

Tangible book value per share — end of period	13.94	n/a

Ratios and Other Information:

Return on average assets	0.56%	0.55%

Return on average equity	2.90%	6.25%

Net interest rate spread (1)	2.66%	2.90%

Net interest margin (2)	3.32%	3.18%

Efficiency ratio (3)	73.9%	71.8%

Average interest-earning assets to average interest-bearing liabilities	128.08%	113.32%

At period end:

Non-performing assets to total assets	0.06%	0.28%

Non-performing loans to total loans	0.09%	0.38%

Allowance for loan losses to non-performing loans	939.58%	195.94%

Allowance for loan losses to total loans	0.79%	0.75%

Equity to total assets	18.5%	8.1%

Number of full service offices	10	10
(1) The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3) The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

	Three Months Ended March 31, 2006			Three Months Ended March 31, 2005
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$551,127	$8,513	6.18%	$511,972	$7,278	5.69%
Investment securities	176,233	1,818	4.13%	128,850	1,188	3.69%
Short-term investments	7,334	80	4.36%	7,574	43	2.27%
	—			—
Total interest-earning assets	734,694	10,411	5.67%	648,396	8,509	5.25%
Non-interest-earning assets	41,861			36,388

Total assets	$776,555			$684,784

Interest-bearing liabilities:
Savings deposits	$62,205	67	0.43%	$72,304	77	0.43%
LifePath Savings	72,524	562	3.10%	66,993	351	2.10%
Money market	51,879	306	2.36%	57,579	159	1.10%
NOW accounts	38,166	21	0.22%	37,541	18	0.19%
Certificates of deposits	197,220	1,745	3.54%	167,415	1,085	2.59%

Total deposits	421,994	2,701	2.56%	401,832	1,690	1.68%
Borrowed Funds	151,627	1,611	4.25%	170,364	1,670	3.92%

Total interest-bearing liabilities	573,621	4,312	3.01%	572,196	3,360	2.35%
Non-interest bearing liabilities	55,645			52,482

Total liabilities	629,266			624,678
Equity	147,289			60,106

Total liabilities and equity	$776,555			$684,784

Net interest income		$6,099			$5,149

Net interest rate spread (3)			2.66%			2.90%
Net interest-earning assets (4)	$161,073			$76,200

Net interest margin (5)			3.32%			3.18%
Average interest-earning assets to interest-bearing liabilities			128.08%			113.32%
(1)	Yields and rates for the three months ended March 31, 2006 and 2005 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended March 31, 2006 and 2005.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended	Three months ended
	March 31, 2006	March 31, 2005

Net Income (GAAP)	$1,081	$939

Less: Gain on sale or impairment of securities, net	(40)	(42)

Adjustment: Income taxes	15	16

	$1,056	$913

Efficiency Ratio (GAAP)	73.9%	71.8%

Effect of non-core adjustments	—	—

	73.9%	71.8%